Exhibit 99.1

ABATIX CORP. Reports Operating Results for First Quarter 2006

          DALLAS, May 8 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $16,606,000 for the first quarter of 2006 increased 13% from net sales of $14,727,000 in 2005 and net earnings of $220,000 or $.13 per share for 2006 increased from net earnings of $198,000 or $.12 per share in 2005.  The increase in sales for 2006 is primarily attributable to sales in the construction, industrial safety and environmental markets as the U.S. economy remains strong.  The increase in profitability is primarily attributed to the higher sales volume without a corresponding increase in general and administrative costs, a substantial portion of which are considered fixed costs, partially offset by higher interest expense.

Mr. Terry Shaver, CEO, stated, “We are pleased with the strength in our markets and remain hopeful the current status of the economy will continue for the foreseeable future.  The current economy provides an opportunity for growth in our core markets.  In addition to top line growth, we also continue to focus on streamlining our operations and controlling costs.  Our website is in the process of being upgraded and will contain more information and enhanced online ordering and customer self-service functionality.  We anticipate rolling out our improved website by the end of the second quarter of 2006.  In conclusion, I am very proud of the team we have assembled, as they are committed and focused on our success.”

          This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp.  Such statements involve a number of risks and uncertainties including, without limitation, the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; market acceptance of new products; existence or development of competitive products that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; efforts to control and/or reduce costs; fluctuations in oil prices; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002.  We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

          ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries.  The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada.  These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.  More information about the Company can be found on the Abatix web site at http://www.abatix.com.

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended March 31,

	2006	2005

Net sales	$16,606,330	$14,726,765
Cost of sales	(11,966,967)	(10,585,020)
Gross profit	4,639,363	4,141,745
Selling, general and administrative expenses	(4,152,885)	(3,752,713)
Operating profit	486,478	389,032
Other expense, net	(125,716)	(60,516)
Earnings before income taxes	360,762	328,516
Income tax expense	(140,765)	(130,201)
Net earnings	$219,997	$198,315
Basic and diluted earnings per share	$.13	$.12
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148

	As of:

	March 31, 2006	December31, 2005

Current assets	$20,684,386	$24,965,759
Total assets	$22,098,765	$26,431,723
Current liabilities	$10,779,380	$15,322,713
Total liabilities	$10,828,292	$15,381,247
Total stockholders’ equity	$11,270,473	$11,050,476

SOURCE  ABATIX CORP.
          -0-                                        05/08/2006
          /CONTACT:  Frank Cinatl, +1-888-ABATIX-X (222-8499), fcinatl@abatix.com /
          /Web site:  http://www.abatix.com /
          (ABIX)